Exhibit 10.16
SEPARATION AGREEMENT AND RELEASE
     This Separation Agreement and Release (the “Agreement”) contains the terms and conditions reached among EAGLE ROCK ENERGY G&P, LLC (the “Employer”), EAGLE ROCK HOLDINGS, L.P. (“Holdings”) and Joan A. W. Schnepp (the “Employee”) in connection with the Employee’s permanent separation from employment with the Employer.
     WHEREAS, the Employee has tendered her resignation from all positions and offices she currently holds at the Employer ;
     WHEREAS, the board of directors of the Employer has accepted such resignation and has authorized the Employer to enter into this Agreement as the final agreement of the Employer relating to the separation of the Employee from the Employer; and
     WHEREAS, Holdings, which is the sole member of the Employer, has agreed to accelerate certain vesting obligations with respect to the Employee as part of the agreed separation in recognition of the years of service the Employee has provided to the Employer and the Released Parties (as defined in Section 4(e), below).
     In consideration of the mutual promises and covenants contained herein, the parties voluntarily agree as follows:
     1. Separation from Employment; Final Pay; Benefits. The Employee’s employment with the Employer ended effective January 31, 2007 (the “Separation Date”). As of the Separation Date, the Employee permanently resigns all offices, directorships, and positions, if any, with the Employer or any of the other Released Parties (as defined in Section 4(e), below). From and after the Separation Date, the Employee shall not hold herself out to the public as an employee or agent of the Employer or any of the other Released Parties. Whether or not the Employee signs this Agreement, the Employee will receive her base compensation in accordance with the Employer’s normal payroll practices through the Separation Date and will receive from the Employer reimbursement for authorized and reasonable business expenses incurred by the Employee through the Separation Date, if any, in accordance with the Employer’s customary practices and upon receipt of appropriate documentation.
     The Employee’s participation in and eligibility for all employee benefits provided by the Employer ends on the Separation Date unless in accordance with the terms of the applicable plans and in accordance with applicable law the ending of such participation and eligibility would fall on a different date. Nothing in this Agreement, however, affects the Employee’s right to continue or convert coverage under certain employee benefit plans, in accordance with the terms of those plans and applicable law, including the Employee’s right to elect continued coverage under Employer’s group health, dental, and vision plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Employee’s participation in and eligibility for any bonus, incentive, or equity compensation plans or practices of the Employer or the other Released Parties ends on the Separation Date, except as set forth in this Agreement.

     2. Termination of Prior Agreements. In consideration of the mutual promises and undertakings set out in this Agreement, the parties agree that all prior agreements including, but not limited to any employment agreement, or arrangement, whether written or oral (the “Prior Agreements”) between (a) the Employer and the Employee, and (b) the Employee and any of the other Released Parties (as defined in Section 4(e), below) shall be terminated as of the Separation Date. The parties further agree that, as of the Separation Date, the Employer and the other Released Parties shall have no further liabilities, obligations, or duties to the Employee, and the Employee shall forfeit all rights and benefits, under the Prior Agreements, except that the parties agree that the foregoing shall not have an effect on the (i) Amended and Restated Agreement of Limited Partnership of Eagle Rock Holdings, L.P. dated April 25, 2005, as further amended (the “Holdings LP Agreement”); (ii) the Limited Liability Company Regulations of Eagle Rock GP, L.L.C. dated December 5, 2003, as amended (the “Regulations,”); (iii) the Amended and Restated Voting and Transfer Restriction Agreement dated effective as of October 24, 2006, between, among others, Eagle Rock Holdings, L.P., Eagle Rock GP, L.L.C., Alex Bucher and Employee (the Voting Agreement”) or (iv) the Confidentiality and Noncopetition Agreement dated December 5, 2003 among Eagle Rock Holdings LP, Eagle Rock Energy Inc. and Employee (the “Confidentiality Agreement”). The Holdings LP Agreement, Regulations, Voting Agreement and the Confidentiality Agreement are collectively referred to as the “Surviving Agreements”.. The parties further agree that, provided that there is no default in the payment of the consideration to Emplyee provided in Section 3, the Employee’s obligations under Prior Agreements relating to covenants not to compete or nonsolicitation of customers or employees of the Employer or any other Released Parties shall survive the ending of the Employee’s employment with the Employer and the termination of such Prior Agreements until July 31, 2008.
     3. Consideration. In consideration of the Employee’s promises and undertakings set out in this Agreement, and contingent on the Employee’s acceptance of this Agreement, non-revocation of her acceptance, and performance of all her obligations under this Agreement, the following shall occur:
          (a) The Employer agrees to pay to the Employee the sum of $300,000, less legally required withholdings and deductions, which is equivalent to eighteen months’ base compensation, in equal or nearly installments beginning on the Employer’s first payroll date that is at least five business days after the Effective Date and ending on the last payroll date on or before March 15, 2008;
          (b) If Employee timely elects continued coverage under COBRA, the Employer agrees to pay on Employee’s behalf or waive payment of the cost of continuing coverage for Employee under Employer’s group health, dental, and vision plan in accordance with the Employee’s election, provided that the Employer’s obligation shall end on the earlier of (i) March 10, 2008 or (ii) such time as the Employee first becomes employed and eligible for any similar type of benefit plan (regardless of the scope of coverage or cost to participate) with her new employer, provided further that if on March 10, 2008, the Employee is still eligible for COBRA continuation coverage, the Employer shall pay the Employee a lump sum amount equivalent to the monthly cost of continuing coverage for the number of months remaining in the

COBRA eligibility period. Employee understands that the value of the COBRA premiums that are paid or waived by the Employer will be reported by the Employer as compensation to Employee;
          (c) Holdings agrees to accelerate vesting of all Tier II Options and Tier III Options held by the Employee as of the date hereof as set forth in the Holdings LP Agreement, such that effective upon the Effective Date all such options shall be fully vested. Holdings agrees not to treat any Incentive Units or Incentive Options (as defined in the Holdings LP Agreement) held by the Employee as being forfeited by reason of the Employee’s termination of employment. Holdings shall take reasonable actions to carry out the foregoing and document such accelerated vesting as reasonably necessary; and
          (d) If the Employer declares any bonus to be paid to employees covering any period ending on or before December 31, 2006, the Employee shall be paid her portion of such bonus, as determined in the sole discretion of the board of directors or the compensation committee of the Employer, in accordance with the Employer’s normal bonus practices and shall receive her portion, less legally required withholdings and deductions, at the same time as the other recipients receive the bonus compensation.
     4. Releases.
          (a) In consideration of the promises set forth in Section 3 above and the other promises and undertakings of the Employer and any Released Parties set out in this Agreement, Employee (for herself and for her spouse, representatives, heirs, successors and assigns) voluntarily, completely, and unconditionally releases, waives, and forever discharges to the maximum extent permitted by law the Released Parties (defined below) from any and all claims, demands, liabilities, and causes of action of whatever kind or character, whether vicarious, derivative, or direct, and whether known or unknown (individually a “Claim” and collectively the “Claims”), that Employee now may have or ever has had against the Released Parties. Notwithstanding the foregoing, this provision shall not release Employee’s ownership of or rights to (i) Employee’s existing capital accounts with any of the Released Parties by virtue of her ownership interests in such entities, or her right to receive allocations to and distributions from such capital accounts in the manner provided in the Holdings LP Agreement and the Regulations, as applicable, (ii) Employee’s ability to trade any publicly traded securities of any of the Release Parties held by Employee as of the date of the Agreement, or (iii) enforce obligations of any of the Released Parties arising from and after the Effective Date relating to any of the Surviving Agreements.
          (b) Subject to the exclusions stated in Section 4(a) and 4(d), the Claims released and waived by this Section include but are not limited to: (i) any and all Claims growing out of, resulting from, or connected in any way with the Employee’s employment or ending of employment with the Employer or the employment practices of the Employer; (ii) any and all Claims based on any federal, state, or local statutory or common law or constitutional provision that applies or is asserted to apply, directly or indirectly, to the employment relationship or employment practices, such as Claims based on contract or in tort and Claims under the Civil Rights Acts of 1866, 1871, 1964, and 1991; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the Equal Pay Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Fair Credit Reporting Act; the Worker Adjustment and Retraining Notification Act; the Sarbanes-Oxley Act; any other federal, state, or local statute, rule, order, or ordinance; and any amendments to the statutes just named or identified; (iii) any Claims for breach or otherwise arising out of or related to the Prior Agreements; and (iv) any and all Claims based on any other act, conduct, or omission of any of the Released Parties.
          (c) The Employee acknowledges and agrees that she forever waives any right to recover, and will not request or accept, anything of value from any of the Released Parties as compensation or damages growing out of, resulting from, or connected in any way with the employment or ending of Employee’s employment with the Employer or the other Released Parties, with the employment practices of the Employer or the other Released Parties, with the Prior Agreements, or with any other act, conduct, or omission of any of the Released Parties, other than the amounts set forth in Section 3 above, whether sought directly by her or by any administrative agency or other public authority, individual, or group of individuals on her behalf.
          (d) This Section does not waive any Claims that may arise after the Employee signs this Agreement, any rights that arise under this Agreement, or any claim for unemployment or workers’ compensation benefits.
          (e) The “Released Parties” are (i) the Employer; (ii) Holdings; (iii) any other parent, subsidiary, affiliate, predecessor, successor, or assign of the foregoing parties; and (iv) any current or former officer, director, partner, shareholder, owner, member, manager, joint venturer, trustee, fiduciary, agent, employee, associate, representative, employee benefit plan, insurer, or attorney of the entities and persons named or described in (i)-(iii).
          (f) In consideration of the promises and undertakings of the Employee set out in this Agreement, each of the Released Parties voluntarily, completely, and unconditionally releases, waives, and forever discharges to the maximum extent permitted by law the Employee from any and all claims, demands, liabilities, and causes of action of whatever kind or character, whether vicarious, derivative, or direct, and whether known or unknown that each of the Released Parties now may have or ever has had against the Employee. Notwithstanding the foregoing, this Section does not waive any claims that may arise after the Employee signs this Agreement or any rights that arise under this Agreement.
     5. Property and Information of the Employer. Upon written request from the Employer, the Employee shall promptly return to the Employer, and shall not remove, destroy, or delete, any and all physical, intellectual, or other property and information, in whatever form or media, and all copies thereof whether or not the original was deleted or destroyed, of the Employer that are in her possession or control, including without limitation physical property such as cellular telephone, credit cards, bank cards or information, PDA, computer, keys, access cards; passwords to the Employer’s information systems; Confidential Information (as defined in Section 6(a) below); physical or electronic documents that she received from or sent to any employee of the Employer, that she copied from the files or records of the Employer, or that she otherwise had access to during her employment. This Section does not apply to, and the Employee may retain a copy of, personnel, benefit, or payroll documents concerning only her.
     6. Other Obligations, Commitments, and Representations of the Employee.
          (a) Confidential Information. The Employee acknowledges and agrees that all of the documents and information which the Employee created in connection with, or to which the Employee had access to during, the Employee’s employment and which relate to the business or operations of the Employer or any of the Released Parties are the property of the Employer and are considered proprietary and confidential (“Confidential Information”). The Confidential Information includes, without limitation, all documents or information, in whatever form or medium, concerning or evidencing the business or operations of the Employer; sales; volumes; costs; pricing; strategies; forecasts and long range plans; financial and tax information; personnel information (other than as relates solely to the Employee); business, marketing and operational projections, plans and opportunities; and customer, vendor, and supplier information; but excluding any such information that is or becomes generally available to the public other than as a result the breach of the Employee of this Agreement or other contractual or common-law obligation of the Employee. Confidential Information shall not, however, include information that (i) is or has become part of the public domain (other than from disclosure by Employee in violation of this Agreement, any Prior Agreements, or duties owed to the Employer or other Released Parties), (ii) was rightfully in the possession of Employee, as shown by Employee’s records, prior to the date of receipt by Employee and which is not directly applicable to the business of the Employer or any of its properties or assets, (iii) is lawfully acquired by Employee from any third party not bound by an obligation of confidence to the Employer; or (iv) is independently developed by or for the Employee without using Confidential Information. From and after the Separation Date, the Employee shall not disclose, or use for the Employee’s or any third parties’ benefit, any of the Confidential Information without the prior written consent of an authorized officer of the Employer. The Employee’s obligations in this Agreement with respect to the Confidential Information are in addition to any of her applicable, contractual (whether under the Prior Agreements or otherwise), statutory, or common-law obligations.
          (b) Confidentiality of Agreement. The Employee and the Released Parties shall keep the fact and terms of this Agreement confidential unless publicly disclosed by the Employer or any of the Released Parties as required by law. The Employee’s obligations under this Section 6(c) shall not apply to disclosures to the Employee’s counsel, spouse, accountant, or financial advisor, provided such persons have agreed to keep the terms of this Agreement confidential.
          (c) Non-Prosecution; No Other Actions. Except as requested by the Employer, as permitted by law that supersedes the terms of this Agreement, or as compelled by valid legal process, the Employee shall not: (i) assist, cooperate with, or supply information of any kind to any individual or private-party litigant or their agents or attorneys concerning the formation, continuation, terms and conditions, or ending of the Employee’s or any other employee’s employment with the Employer or the employment practices of the Employer; or the business or operations of the Employer; or (ii) initiate or assist any other person in connection with any investigation, inquiry, or any other action of any kind with respect to the Employer’s employment practices, business, or operations. Similarly, unless otherwise required by law or other legal process, the Released Parties shall not initiate or assist any other person in connection with any investigation, inquiry, or any other action of any kind with respect to the Claims released by them pursuant hereto.
          (d) Notice to the Employer of Certain Inquiries/Request for Information and Cooperation. Unless prohibited by law, if the Employee believes that she is required or permitted by law or valid legal process (including without limitation by oral questions, interrogatory, request for documents, subpoena, or civil investigative demand), to disclose or discuss the existence and terms of this Agreement, the Confidential Information, or information concerning the employment or ending of the Employee’s or any other employee’s employment with the Employer or the employment practices of the Employer, or the business or operations of the Employer or any of the Released Parties, the Employee shall notify the Employer’s Chief Executive Officer in writing before making any such disclosures and sufficiently in advance of the time when any such disclosures are to be made to allow the Employer (or any of the Released Parties) to assert any rights it or they may have with respect to such disclosures. The Employee agrees that if she is contacted by any attorney or adverse party who is pursuing, or investigating a possible, claim or lawsuit against the Employer or its affiliates (or any of its or their successors), she will notify the Employer’s Chief Executive Officer in writing before providing any information to such attorney or adverse party. The Employee further agrees that, if requested, she will meet and confer with counsel for the Employer before interviewing with, meeting with, providing information to, or giving a statement to any attorney or party who is adverse to the Employer or any of the Released Parties in a pending or threatened claim or lawsuit.
          (e) No Violations. The Employee represents that she has not informed the Employer or any of the other Released Parties of, and that she is unaware of, any alleged violations of law, the Employer’s standards of business conduct or personnel policies, or other misconduct by Employer or any of the other Released Parties that have not been resolved satisfactorily by the Employer.
          (f) Consulting Services. So long as the payments set forth in Section 3 above are made, for the 18-month period after the Effective Date and provided that Alex Bucher remains the Chief Executive Officer of Employer, Employee agrees, as reasonably requested from time to time by the Chief Executive Officer of the Employer, to be available in person, by e-mail or phone to provide transitional advice and counsel in matters related to her former responsibilities. The Employee agrees to make herself reasonably available to the Chief Executive Officer for consultation and take reasonable additional actions to accommodate such arrangement to provide meaningful advice to the Chief Executive Officer. The Chief Executive Officer will endeavor to provide one day’s notice of a telephone conference and two days’ notice of an in-person meeting. Unless agreed to by Employer and Employee, any in person meeting will take place at Employer’s principal office in Houston, Texas. Notwithstanding the foregoing, in relation to Employer’s demands upon Employee for consulting services, Employer agrees to take into consideration Employee’s reasonable scheduling conflicts. The Employee shall not be entitled to receive any compensation, other than as set forth in Section 3 above, for these consulting services.
          (g) Independent Contractor. Employee shall perform all consulting services under this Agreement as an “independent contractor” and not as an employee of Employer (however, such independent contractor status shall not affect the Employer’s required withholding obligations as set forth in this Agreement or as required by applicable law). Employee shall not represent in any manner, express or implied, that Employee is an employee, legal representative, partner, affiliate, shareholder or joint venture partner of the Employer. This Agreement does not represent a continuing working relationship between the parties. Nothing in this Agreement shall be construed to confer upon Employee any authority to bind, commit or make warranties for the Employer to any third party in any way without the express written consent of Employer, which consent shall set forth the specific purpose for which it is given. The Employer shall provide such access to its information and property as may be reasonably required in order to permit Employee to perform her obligations of this Agreement.
          (h) Cooperation. The Employee agrees to cooperate fully and completely with the Employer and the Released Parties (or any of its or their successors), at their request, in all pending and future litigation, investigations, arbitrations, and/or other fact-finding or adjudicative proceedings, public or private, involving the Employer or its affiliates (or any of its or their successors). This obligation includes but is not limited to the Employee promptly meeting with counsel for the Employer or the Released Parties (or any of its or their successors) at reasonable times upon their request, and providing testimony in court, before an arbitrator or other convening authority, or upon deposition that is truthful, accurate, and complete, according to information known to the Employee. The Employer agrees to reimburse the Employee, upon submission of substantiating documentation, for necessary and reasonable expenses incurred by the Employee while providing cooperation in accordance with this Agreement. The Employer also agrees to pay the Employee $1,000 for each day in which the Employee provides eight hours or more of cooperation in accordance with this Agreement and $500 for each day in which the Employee provides less than eight hours of cooperation in accordance with this Agreement.
          (i) Non-solicitation. The Employee agrees that from the Separation Date through July 31, 2008, she shall not, directly or indirectly, (i) solicit for employment any person (other than any personal secretary or assistant hired to work directly for the Employee) employed by the Employer or any Released Party as of the Separation Date; (ii) solicit for employment any person known by the Employee (after reasonable inquiry) to be employed at the time by the Employer or any Released Party as of the date of the solicitation; (iii) participate in any way in the hiring process of any individual described in clause (i) or (ii); or (iv) solicit or otherwise encourage any customer or other person with a business relationship with the Employer or any Released Party to terminate, curtail, or otherwise limit such business relationship. The Employee’s obligations in this Agreement with respect to non-solicitation are in addition to any of her applicable, contractual (whether under the Prior Agreements or otherwise), statutory, or common-law obligations.
     7. Effective Date; Right to Revoke; Effect of Revocation. This Agreement will become effective and enforceable on the eighth day after the Employee signs and returns it to the

Employer (the “Effective Date”). At any time before the Effective Date, the Employee may revoke her acceptance of this Agreement by so notifying Employer’s Chief Executive Officer in writing. The Employee acknowledges that if she timely revokes her acceptance of this Agreement, she will not be entitled to and will not receive the consideration as set forth in Section 3 above.
     8. Acknowledgements; Time for Consideration. By signing this Agreement, Employee acknowledges that she is advised by the Employer to consult with an attorney before signing this Agreement and has had sufficient time to do so; that she has been given sufficient time to read and understand, and has read and understands, the meaning and effect of signing this Agreement and has the opportunity to review this Agreement for a period of up to 21 days from the date of the Employer’s signature hereof; that she may expressly waive such 21-day period by executing and delivering this Agreement prior to the expiration of such 21-day period; that she is not relying on any statements, promises, or representations that are not set out in this Agreement, but instead is relying on her own judgment in consultation with her attorney, if any; that her execution of this Agreement thus is knowingly and voluntarily; that pursuant to this Agreement she is receiving consideration in addition to anything of value to which she otherwise is or would be entitled to receive; that she has not made any modifications to the Agreement as it was originally presented to her by the Employer or that any modifications made by her have been approved by the Employer; and that any modifications to this Agreement, whether material or immaterial, that are made by the Employer after it was originally presented to her do not extend or restart the period of time for her to consider and accept the Agreement.
     9. Entire Agreement; Choice of Law, Venue; Jury Waiver. This Agreement represents the entire agreement of the parties with respect to the matters contained herein, and supersedes all prior agreements and understandings, written and oral, between the parties with respect thereto. The parties hereby (i) agree that this Agreement is governed by and shall be construed and enforced in accordance with Texas law, excluding its choice-of-law principles that would require the application of the law of another state; (ii) submit and consent to the exclusive jurisdiction, including removal jurisdiction, of the state and federal courts located in Harris County, Texas for any action or proceeding relating to this Agreement or the Employee’s employment or separation from employment; (iii) waive any objection to such venue; (iv) agree that any judgment in any such action or proceeding may be enforced in other jurisdictions; and (v) irrevocably waive the right to trial by jury and agree not to ask for a jury in any such proceeding.
     10. No Admission of Liability. Each of the Employee and the Released Parties understand and agree that this Agreement does not in any manner constitute an admission of liability or wrongdoing by the other, but that any such liability or wrongdoing is expressly denied; and that, except to the extent necessary to enforce this Agreement, neither the Agreement nor any part of it may be construed as, used, or admitted into evidence in any judicial, administrative, or arbitral proceeding, as an admission of any kind by any of the parties.
     11. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
     12. Notices. Unless otherwise provided in this Agreement, any notices required or permitted under this Agreement shall be in writing and delivered by hand, messenger, courier, or by registered or certified mail to the addresses set forth on the signature pages hereof
     13. Assignment. The Employee’s obligations, rights, and benefits under this Agreement are personal to the Employee and shall not be assigned to any person or entity without written consent from the Employer. The parties acknowledge and agree that this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.
     14. Counterparts. This Agreement may be executed originally or by facsimile in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.
[Signature Page Follows]

     IN WITNESS OF THIS AGREEMENT, the parties have executed this Agreement as of the date indicated below.
     Executed this 9th day of February, 2007.

EAGLE ROCK ENERGY G&P, LLC
By:	/s/ Alex A. Bucher
Alex A. Bucher, Chief Executive Officer

     Executed this 9th day of February, 2007.

EAGLE ROCK HOLDINGS, L.P.
By:	EAGLE ROCK GP, L.L.C

By:	/s/ Alex A. Bucher
Alex A. Bucher, Chief Executive Officer

Address: 16701 Greenspoint Park Drive Suite 200 Houston, TX 77060

     Executed this 9th day of February, 2007.

EAGLE ROCK GP, L.L.C
By:	/s/ Alex A. Bucher
Alex A. Bucher, Chief Executive Officer

Address: 16701 Greenspoint Park Drive Suite 200 Houston, TX 77060

     Executed this 9th day of February, 2007.

EAGLE ROCK ENERGY PARTNERS, L.P.
By:	EAGLE ROCK ENERGY GP, L.L.C

By:	/s/ Alex A. Bucher
Alex A. Bucher, Chief Executive Officer

Address: 16701 Greenspoint Park Drive Suite 200 Houston, TX 77060

     Executed this 9th day of February, 2007.

EAGLE ROCK ENERGY GP, L.L.C.
By:	/s/ Alex A. Bucher
Alex A. Bucher, Chief Executive Officer

Address: 16701 Greenspoint Park Drive Suite 200 Houston, TX 77060

     Executed this 9th day of February, 2007.

EMPLOYEE:
/s/ JOAN A. W. SCHNEPP
JOAN A. W. SCHNEPP

Address: 19615 Firesign Drive Humble, TX 77346